UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 19, 2016

Cyanotech Corporation

(Exact name of Registrant as specified in its charter)

Nevada	000-14602	91-1206026
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

73-4460 Queen Kaahumanu Highway, Suite #102 Kailua Kona, HI	96740
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (808) 326-1353

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors (“Board”) of Cyanotech Corporation, a Nevada corporation (the “Company”), based upon the recommendation of the Nominating and Corporate Governance Committee, has unanimously appointed Nancy Katz to serve on the Board effective as of October 21, 2016. The Board has increased the number of directors serving on the Board from five to six, and Ms. Katz will fill the newly created director position. Ms. Katz will serve for a term expiring at the Company’s annual meeting of stockholders in 2017 and until her successor shall have been duly elected and qualified or until her earlier resignation or removal. The Board has not currently appointed Ms. Katz to serve on any committees of the Board, although the Board intends to evaluate committee placements in future meetings.

From May 2011 to August 2014, Ms. Katz served as Vice President, Consumer Marketing at Medtronic, Inc., a medical technology company. From July 2005 to July 2010, Ms. Katz was Senior Vice President, Bayer Diabetes Care — North America. Prior to this position, she was President and Chief Executive Officer of Calypte Biomedical Corporation, a manufacturer of HIV diagnostics, President of Zila Pharmaceutical, Inc., a manufacturer of oral care products, and held senior marketing positions with the Lifescan division of Johnson & Johnson (blood glucose diabetes products), Schering-Plough Healthcare Products, and with American Home Products. She has previously served on the Boards of Directors of Neoprobe Corporation, Calypte Biomedical Corporation, LXN Corporation and Pepgen Corporation. She currently serves on the Board of NeuroMetrix, Inc. She received a B.S. in business from the University of South Florida. The Board has concluded that Ms. Katz should serve as a director because her significant experience as an executive and director of public companies will provide valuable insight to the Board and management in strategy development and other Company functions.

Ms. Katz will be eligible to participate in the 2014 Independent Director Stock Option and Restricted Stock Grant Plan. She will receive compensation for her service on the Board in accordance with the Company’s normal policies.

On October 19, 2016 (the “Notification Date”), the Board notified Brent Bailey, the former President and CEO of the Company, that, as a result of Mr. Bailey’s material breach of certain provisions of his Separation Agreement and Release of Claims, dated March 31, 2016 (the “Separation Agreement”), and his Employment Letter Agreement, dated November 5, 2010, the Board has exercised its right to terminate all future severance payments, healthcare benefits and share grants that would otherwise be payable to Mr. Bailey under the Separation Agreement, effective as of the Notification Date.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit Number	Name and/or Identification of Exhibit
99.1	Press Release, dated October 25, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 25, 2016

CYANOTECH CORPORATION

By:	/s/ Jole Deal
Name: Jole Deal
Title: Vice President – Finance and Administration,
Chief Financial Officer, Treasurer and Secretary